Exhibit 99.1

CONTACTS:

Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Announces Upcoming Changes to Board of Directors

Boca Raton, FL, February 20, 2020 – Office Depot, Inc. (NASDAQ: ODP), a leading B2B integrated distribution platform of business services, products and technology solutions, today announced V. James Marino and Nigel Travis have decided not to stand for re-election to Office Depot’s Board of Directors at the company’s upcoming annual meeting of shareholders to be held in 2020.

Mr. Marino, the former President and Chief Executive Officer of Alberto-Culver Company, will be leaving the Board after serving as a director of the company for over seven years. Mr. Marino also served as a director of OfficeMax Incorporated before it merged with the company in 2013. During his tenure on the Board, Mr. Marino served on several board committees and currently serves as chair of the compensation committee.

Mr. Travis, Chairman of Dunkin’ Brands Group Inc., will be leaving the Board after serving as a director of the company for over eight years. During his tenure on the Board, Mr. Travis previously served as a Lead Director and served on several board committees, including as immediate past chair of the corporate governance and nominating committee.

“We were fortunate to have these distinguished individuals serve as directors during the past several years and thank them for the expertise and leadership they brought to the Board,” said Joseph S. Vassalluzzo, Office Depot’s Non-Executive Chairman of the Board. “We also thank them for their contributions to the successful integration of Office Depot and OfficeMax.”

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ: ODP) is a leading provider of business services, products and technology solutions to small, medium and enterprise businesses, through a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2020 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.